UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Ampco–Pittsburgh Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 2, 2013

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Ampco-Pittsburgh Corporation will be held in the Adams Room, 4th Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Thursday, May 2, 2013 at 10:00 a.m., Eastern Time, for the following purposes:

1.	to elect a class of three directors for a term that expires in 2016;

2.	to hold an advisory vote on executive compensation (the “Say-on-Pay” vote);

3.	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2013; and

4.	to transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record on March 11, 2013 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rose Hoover,
Executive Vice President and Secretary

Pittsburgh, Pennsylvania

March 19, 2013

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on May 2, 2013

The proxy statement and the annual report of the Corporation are available at
http://www.ampcopittsburgh.com/financial.html.

All shareholders are cordially invited to attend the meeting in person. Your vote is important, and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card or follow the internet or telephone voting instructions included on the proxy card.

PROXY STATEMENT

March 19, 2013

Annual Meeting of Shareholders to be held May 2, 2013

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on May 2, 2013. The first mailing of the proxy material to the shareholders is expected to be made on or about March 19, 2013.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation, a duly executed proxy bearing a later date is presented or the shareholder votes the shares subject to the proxy in person at the Annual Meeting.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 11, 2013 will be entitled to vote at the meeting. On that date, there were 10,346,090 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote. If you return your signed proxy but do not indicate how you wish to vote, your shares will be voted non-cumulatively “FOR” the election of each of the director nominees named in this Proxy Statement or voted cumulatively for one or more of the nominees at the discretion of the Proxies; “FOR” approval of the Corporation’s executive compensation; and “FOR” ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2013, as applicable.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s Amended and Restated By-laws, the presence of a quorum is required to transact business at the 2013 Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. For these purposes, shares that are present or represented by proxy at the Annual Meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy abstains with respect to or withholds authority to vote on a particular matter, whether a broker is present or represented by proxy but lacks discretionary voting authority with respect to any particular matter or whether a broker with discretionary authority fails to exercise such authority with respect to any particular matter. Neither an abstention nor a broker non-vote will be treated as a vote cast.

With respect to the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

The approval of a majority of the votes cast at the meeting is required for advisory (non-binding) approval of Proposal 2, which is the Say-on-Pay vote. The vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board. Neither abstentions nor broker non-votes will affect the outcome.

With respect to the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2013, the affirmative vote of a majority of the votes cast at the meeting is required. Neither abstentions nor broker non-votes will affect the outcome.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in street name on particular proposals under the rules of the New York Stock Exchange (the “NYSE”), and the beneficial owner of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to exercise discretionary authority to vote your shares on the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2013, even if it does not receive voting instructions from you. However, it is not permitted to exercise discretionary authority to vote your shares in the election of directors or the Say-on-Pay vote in the absence of voting instructions from you.

ELECTION OF DIRECTORS

(Proposal 1)

A class of three directors will be elected for a term of three years to fill the class of directors whose term expires in 2013. All nominees for election to the Board of Directors are currently directors. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its February 21, 2013 meeting and are willing to serve as directors if elected. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Nominees for Directors for a Term of Office Expiring in 2016:

LEONARD M. CARROLL (age 70, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for the past fourteen years. The Board concluded that Mr. Carroll should serve as a director because of his broad financial background and investment knowledge. He is a retired Certified Public Accountant and has held various positions in the banking industry including President, Director and Chairman for over 37 years.

LAURENCE E. PAUL (age 48, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years and prior to that was an investment banker for ten years. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. He is also a director of Valeant Pharmaceuticals International, Inc. Mr. Paul’s experience as a senior investment banker and private equity investor for almost twenty years led the Board to conclude that he possessed skills in financial management and risk assessment that would be beneficial to the Corporation.

ERNEST G. SIDDONS (age 79, Director since 1981). Mr. Siddons was President and Chief Operating Officer of the Corporation for more than five years prior to his retirement in April 2009. With more than thirty years of experience with the Corporation in operations and financial management, the Board concluded that Mr. Siddons should serve as a director. Positions held earlier with the Corporation, including those of Chief Financial Officer and Treasurer and President of Union Electric Steel, and his qualification as a Chartered Accountant were also considered.

Directors Whose Term of Office Expires in 2015:

ROBERT J. APPEL (age 81, Director since 2004). Mr. Appel has been President of Appel Associates since 2003 and before that was a partner of Neuberger Berman (an investment advisory firm) for twenty years. He also served as a director of Neuberger Berman during the past five years. The Board concluded that Mr. Appel should serve as a director because of his many years of financial and investment experience, including his background as a Certified Public Accountant.

PAUL A. GOULD (age 67, Director since 2002). Mr. Gould has been with Allen & Co., Inc., an investment banking company, for more than thirty-five years and has been managing director of that company for more than five years. During the last five years he has served as a director of Discovery Communications, Discovery Holding Company, UnitedGlobalCom, Inc., Liberty Global, Inc., Liberty Media Corporation and DirecTV. He resigned from the Boards of Liberty Media Corporation and Discovery Holding Company in 2009. Mr. Gould’s long term financial and investment background led to the Board’s conclusion that he should serve as a director.

ROBERT A. PAUL (age 75, Director since 1970). Mr. Paul has been Chairman and Chief Executive Officer of the Corporation for more than five years. He is also the Chairman and a director of The Louis Berkman Investment Company, a private investment company. As a shareholder, officer and director of the Corporation for more than forty years, the Board believes he possesses the experience and knowledge to serve as a director. In addition, the Board considered his many years of service to the community as Trustee and Chairman of the Investment Committees of several major hospitals and universities.

Directors Whose Term of Office Expires in 2014:

WILLIAM K. LIEBERMAN (age 65, Director since 2004). Mr. Lieberman has been President of The Lieberman Companies, insurance brokerage and consulting company, for more than five years. In addition to more than forty years of management experience in the insurance, benefit and risk management areas, Mr. Lieberman has served as a director or trustee of many organizations including charitable companies, hospitals and universities. These qualifications led the Board to conclude that he should serve as a director.

STEPHEN E. PAUL (age 45, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul’s background in investment banking and private equity investment led the Board to conclude that he should serve as a director.

CARL H. PFORZHEIMER, III (age 76, Director since 1982). Mr. Pforzheimer has been Managing Partner or Manager of Carl H. Pforzheimer & Co. LLC or its predecessors or related entities for more than forty-five years. In addition to the attendant investment advisory analytical skills gained from such a long term position, his role as chairman of the Audit and Risk Management Committees of U. S. Trust Co. led the Board to conclude Mr. Pforzheimer should serve as a director.

Robert A. Paul is the father of Laurence E. Paul and Stephen E. Paul. There are no other family relationships among the directors and officers.

The leadership structure of the Corporation combines the positions of chief executive officer and chairman of the board. The Board believes that the full-time executive managing the day-to-day operation of the Corporation is the person most knowledgeable and qualified to lead the group of individuals responsible for the higher level decisions such as strategic direction and protection of shareholder interests. The Board also elects a new “lead” director each year. The lead director must be a non-management, independent director and is required to hold private sessions of the non-management directors after each board meeting as well as a meeting of independent directors at least once each year. The Board believes these private meetings allow the non-management directors to evaluate and critique the leadership and performance of management and to develop an action plan if that performance is substandard.

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its directors. The standards are attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that Robert J. Appel, Leonard M. Carroll, Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the NYSE.

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of Directors and with reviewing, at least annually, the qualifications of new and existing members of the Board of Directors. The Nominating and Governance Committee also considers the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules as well as other appropriate factors, including overall skills and experience.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the information set forth in Section 17 of Article II of the Corporation’s Amended and Restated By-Laws.

Except in limited circumstances described in Section 17 of Article II of the Corporation Amended and Restated By-laws, the shareholder recommendation and information described above must be sent to the Corporate Secretary at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219 and, in order to allow for timely consideration, must be received not less than 90 days in advance of the anniversary date of the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Nominating and Governance Committee would seek to gather information from or about the candidate. Such information may include information gathered through one or more interviews as appropriate and review of his or her accomplishments and qualifications generally, in light of any other candidates that the Nominating and Governance Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder. Although the Nominating and Governance Committee does not have a formal written diversity policy, it does strive to identify candidates for director with diverse education and career backgrounds to better serve the Corporation and periodically evaluates the diversity of the backgrounds of the Corporation’s directors.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. William K. Lieberman was chosen to preside as the lead director at these meetings beginning with the 2012 Annual Meeting and to serve in that capacity for the ensuing year. On February 21, 2013, Carl H. Pforzheimer, III was chosen to be the new lead director effective from the 2013 Annual Meeting until the 2014 Annual Meeting. A new lead director will be chosen annually. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to one or more of the Corporation’s directors. Depending on the subject matter, the Corporate Secretary may attempt to handle the inquiry directly, such as when it is a request for information about the Corporation or a stock-related matter. The Corporate Secretary also may not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The Say-on-Pay vote is advisory and therefore not binding on the Corporation or the Board. However, the Board of Directors and the Compensation Committee will carefully review the opinions that our shareholders express and will take the outcome of the vote into account when making decisions regarding executive compensation. Our Board of Directors adopted a policy to hold this advisory vote on executive compensation annually.

We believe that the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our shareholders about executive compensation. As set forth in the Compensation Discussion and Analysis (the “CD&A”), the overall objectives of our executive compensation program are to provide compensation that is competitive, create a structure that is based on achievement of performance goals and provide incentive for long-term continued employment.

Shareholders are encouraged to read the CD&A, starting on page 10, which discusses how the elements of the compensation packages for the named executive officers are determined, and review the Summary Compensation Table and the other related tables and narrative disclosures following the CD&A. The Board and the Compensation Committee believe that these policies and procedures are strongly aligned with the long-term interests of our shareholders and are effective in achieving the strategic goals of the Corporation. The Say-on-Pay vote gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the shareholders of Ampco-Pittsburgh Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as disclosed in the Corporation’s proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION AND THEREBY ENDORSE THE CORPORATION’S EXECUTIVE COMPENSATION PROGRAM.

THE BOARD OF DIRECTORS

The Board of Directors held six meetings in 2012. The Executive Committee of the Board of Directors took action three times by written consent. The Executive Committee in 2012 was comprised of five directors: Robert A. Paul, Ernest G. Siddons, Leonard M. Carroll, William K. Lieberman and Carl H. Pforzheimer, III.

The Compensation Committee met twice in 2012 and is comprised of four directors: Robert J. Appel (Chairman), Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors our compensation programs and policies and reviewing and recommending to the Board of Directors the participation of executives and other key management employees in the various compensation plans of the Corporation. The Nominating and Governance Committee met once in 2012 and is comprised of three directors: Paul A. Gould (Chairman), William K. Lieberman and Carl H. Pforzheimer, III. The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors and recommending candidates for membership on the Board of Directors and its committees, developing and recommending to the Board of Directors the Corporation’s corporate governance policies and reviewing the effectiveness of board governance, including overseeing an annual assessment of the performance of the Board of Directors and each of its committees. The Investment Committee met three times in 2012 and was comprised of seven directors: Robert A. Paul (Chairman), Ernest G. Siddons, Robert J. Appel, Paul A. Gould, Leonard M. Carroll, Laurence E. Paul and Stephen E. Paul.

The Audit Committee held eight meetings in 2012 and was comprised of five directors: Carl H. Pforzheimer, III (Chairman), Leonard M. Carroll, Paul A. Gould, Robert J. Appel and William K. Lieberman. None of the Audit Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants. The Audit Committee also is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm, as well as evaluating the performance of our internal audit function and our financial reporting processes.

All members of the Audit Committee, Nominating and Governance Committee and Compensation Committee are independent as that term is defined by the applicable Securities and Exchange Commission (“SEC”) rules, listed company standards of the NYSE and the categorical independence standards adopted by the Board of Directors. Each member of the Audit Committee is financially literate. The Board of Directors has determined that the Chairman of the Audit Committee is an “audit committee financial expert” as defined in the applicable SEC rules.

The entire board of directors is responsible for oversight of the company’s risk management processes. Our CEO and other named executive officers oversee risk management efforts, provide quarterly reports to our audit committee and provide reports to our Board of Directors at least once per year. In addition, our Board of Directors and its standing committees periodically request supplemental information or reports as they deem appropriate. The Board of Directors also considers risk oversight when evaluating the best leadership structure for the board of directors.

All of the directors attended at least 75% of the applicable Board and committee meetings.

In 2012, each director who was not employed by the Corporation received an annual retainer, payable quarterly in cash in equal installments, of $50,000, except for the Chairman of the Audit Committee who received an additional $6,500 and the non-employee chairs of other Committees who received an additional $2,000 annually. The Lead Director appointed each year receives an additional annual retainer of $4,000. Each non-employee director also received an annual stock award valued at $25,000; $2,500 for each Board meeting attended, whether in person or by telephone; $2,000 for attendance in person at each Audit Committee meeting and $1,000 if participation was by telephone; and $1,500 for attendance in person at all other committee meetings and $500 if participation was by telephone. In 2012, directors did not receive a fee for Board or committee meetings if they did not attend.

The Board of Directors are covered by a director stock ownership policy which provides that all directors must hold at least one thousand shares of the Corporation’s Common Stock. All current directors satisfy this policy.

The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com. The Corporation has also adopted a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, as well as an additional Code of Ethics that applies to the Corporation’s chief executive officer and chief financial officer. Copies of both Codes are available on the Corporation’s website at www.ampcopittsburgh.com.

The Corporation encourages its directors to attend the Annual Meeting of the Corporation’s shareholders. All of the directors were in attendance at the 2012 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than directors or officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 10,346,090 shares outstanding as of March 11, 2013.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Gabelli Funds, Inc. (and affiliates) Corporate Center Rye, NY 10580	1,803,218	(1)	17.43

The Louis Berkman Investment Company P. O. Box 576 Steubenville, OH 43952	1,438,641	(2)	13.90

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,383,571	(3)	13.37

BlackRock, Inc. 40 East 52nd Street New York, NY10022	558,418	(4)	5.40

(1)	Reported in an amendment to Schedule 13D filed with the SEC in February 2011.

(2)	Robert A. Paul, Chairman and Chief Executive Officer of the Corporation, is an officer and director of The Louis Berkman Investment Company and disclaims beneficial ownership of the 28.79% of its common stock owned by his wife. Laurence E. Paul and Stephen E. Paul, directors of the Corporation, owns 23.33% and 23.94%, respectively, of The Louis Berkman Investment Company’s non-voting stock, held in various trusts.

(3)	Reported as of December 31, 2012 on an amended Schedule 13G filed with the SEC disclosing it had sole voting and dispositive power over these shares.

(4)	Reported as of December 31, 2012 on Schedule 13G filed with the SEC disclosing it had sole voting and dispositive power.

The following table sets forth as of March 11, 2013 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group. The “percent of class” in the table below is calculated based upon 10,346,090 shares outstanding as of March 11, 2013.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Robert A. Paul	1,621,563	(1)(2)	15.49
Laurence E. Paul	1,441,989	(3)	13.94
Stephen E. Paul	1,441,989	(4)	13.94
Robert F. Schultz	71,700	(5)	*
Rose Hoover	64,834	(6)	*
Marliss D. Johnson	53,500	(6)	*
Ernest G. Siddons	50,083	(7)	*
Paul A. Gould	13,348	(8)	*
Robert J. Appel	9,348	(8)	*
Carl H. Pforzheimer, III	5,141	(9)	*
Leonard M. Carroll	3,908	(8)	*
William K. Lieberman	3,408	(10)	*
Directors and Executive Officers as a group (12 persons)	1,903,529	(11)	17.78

*	Less than 1%

(1)	Includes 42,889 shares owned directly, 125,000 shares he has the right to acquire within sixty days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 1,438,641 shares owned by The Louis Berkman Investment Company, 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which he is a trustee.

(2)	The Louis Berkman Investment Company owns beneficially and of record 1,438,641 shares of the Corporation’s Common Stock. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 28.79% of its common stock owned by his wife.

(3)	Represents 3,348 shares owned directly and 1,438,641 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and owns 23.33% of its non-voting stock, held in various trusts.

(4)	Represents 3,348 shares owned directly and 1,438,641 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and owns 23.94% of its non-voting stock, held in various trusts.

(5)	Includes 200 shares held jointly with his wife and 71,500 shares he has the right to acquire within sixty days pursuant to stock options.

(6)	Represents shares she has the right to acquire within sixty days pursuant to stock options.

(7)	Includes 1,007 shares held jointly with his wife, 2,408 shares owned directly and 46,668 shares he has the right to acquire within sixty days pursuant to stock options.

(8)	Represents shares owned directly.

(9)	Includes 3,408 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(10)	Includes 1,000 shares held jointly with his wife and 2,408 shares owned directly.

(11)	Excludes double counting of shares deemed to be beneficially owned by more than one director.

Unless otherwise indicated the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2012, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded with respect to the 2012 fiscal year to the executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Compensation decisions for Mr. Paul, our Chairman and Chief Executive Officer (“CEO”), are made by the recommendation of the Compensation Committee of our Board of Directors (the “Committee”) and approved by the independent directors on the Board of Directors. Mr. Paul is also referred to as Principal Executive Officer or “PEO”. The Committee, in consultation with Mr. Paul, made recommendations to our Board of Directors with regard to director compensation and compensation of other officers and managerial employees if their individual salaries exceeded $275,000 per year in 2012. Mr. Paul was delegated the authority to determine the salaries of named executive officers (and other executive and managerial employees) below an annual level of $275,000 in 2012.

2012 COMPENSATION

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2012 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of the Corporation, the nature of its business, and the location of its headquarters. We refer to this objective as “competitive compensation.”

•

Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals relating to the Corporation’s and the individuals’ performance and to enhancement of shareholder value. We refer to this objective as “performance incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We considered various components of our 2012 compensation payments and awards (added to payments and awards granted in prior years) to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation Performance Incentives

Incentive Bonus Plan Awards	Competitive Compensation Performance Incentives

Discretionary Bonus Awards	Competitive Compensation Performance Incentives

Options	Competitive Compensation Performance Incentives Retention Incentives

Change in Control Severance Protection	Competitive Compensation Retention Incentives

SERP Benefits	Competitive Compensation Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we relied primarily on the general knowledge and experience of our Committee and Board members and our Chairman and CEO concerning the level of compensation provided by other “middle market” public companies headquartered in the Greater Pittsburgh area, with such knowledge and experience derived informally from their service on other boards of directors, their acquaintances with directors and executives of other companies and their review of public filings by such companies. We did not rely on benchmarking data or recommendations provided by outside consultants, and we did not try to set the levels of compensation for named executive officers to correspond with levels established by benchmarking data or surveys. Rather, our goal was to provide an overall compensation package that would generally be in line with what other comparable companies are providing to their executive officers.

Salaries

New salary levels for our named executive officers are established on an annual basis in May of each year. Determinations regarding salary adjustments are made based on a number of objective and subjective factors, including cost of living increases, the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment and execution of corporate initiatives and special projects assigned by the Board or the Chairman. We also consider whether there has been any material change in the officer’s title, duties and responsibilities in the preceding year. Where an officer has assumed material additional duties, or has been promoted, an above-normal salary adjustment would typically be justified. Finally, in rare circumstances, we may decide to make a market adjustment in salaries, if we determine that salary levels for one or more of our named executive officers have fallen materially below levels that we consider appropriate in order to maintain a competitive compensation package and to discourage valued executives from leaving to pursue other opportunities. Salary adjustments for our Chairman and named executive officers whose salaries exceed $275,000 per year are reviewed and must be approved by the independent members of the Board of Directors, after a recommendation by the Committee. Salary adjustments for the other named executive officers are determined by the Chairman.

Generally, the differences in the level of pay between the named executive officers is the result of the determination by the Committee or by the Chairman over time of the level of responsibility, function, experience, and length of service that each of the officers possess.

The base salary determinations for each named executive officer in 2012 were as follows:

Name	2012 Base Pre-Adjustment Salary	2012 Base Adjusted Salary(1)	Percentage Increase
Robert A. Paul	$765,000	$803,000	4.97%
Rose Hoover	$265,000	$278,000	4.90%
Robert F. Schultz	$247,000	$260,000	5.26%
Marliss D. Johnson	$204,000	$215,000	5.39%

(1)	The numbers in the above chart are different than the 2012 salary figures in the Summary Compensation Table (see p. 15) because those numbers represent total salary paid during calendar 2012 and not just base salary at year-end as in the above chart

Incentive Bonus Plan Awards

For the Incentive Bonus Plan established by the Corporation, the Committee selects the appropriate performance goal or goals and establishes the applicable threshold, target and maximum levels of achievement for each performance goal. If the threshold level is not achieved, there is no payout on that measure. Increasingly larger payouts are awarded for the achievement of target and maximum performance goals. In February of 2012, the Committee adopted an Incentive Bonus Plan for Mr. Paul (the “CEO Bonus Plan”) which is described in more detail below. In addition, the Committee, at its discretion, may award a bonus to Mr. Paul if it determines that circumstances so warrant.

CEO Bonus Plan

Incentive payments under the CEO Bonus Plan are based on the Corporation’s 2012 income from operations performance as compared to the Corporation’s business plan for 2012. Income from operations was chosen by the Committee in the belief that it is the most accurate objective measure of performance. It eliminates most charges or windfalls which are generally beyond the control of the executives and adjusts actual and planned income to allow for the exclusion of costs related to asbestos litigation and stock based compensation expense. Under the terms of the CEO Bonus Plan, the maximum payment that could be made as a bonus was 40% of Mr. Paul’s year-end base salary.

The following table summarizes the performance parameters and payout range for the CEO Bonus Plan:

Adjusted Operating Income (in $000,000’s)	Percentage of Business Plan	Performance Achievement Level	Payout Percentage (of Base Salary)
Less than 15.2	Less than 80%		0%

15.2	80%	Threshold	15%

17.1	90%		19%

19	100%	Target	25%

20.9	110%		33%

21.9 and above	115%	Maximum	40%

In addition, payouts are interpolated for performance that falls between each of the specified goals under the schedule above based on the following scale:

Adjusted Operating Income Range (in $000,000’s)	Payout Percentage Increase Per $500,000 in Added Operating Income

15.2-17.1	1%

17.1-19.0	1.5%

19.0-20.9	2.0%

20.9-21.9	3.5%

For 2012, the Committee determined that the Corporation achieved an adjusted operating income level of $20.4 million, which is $1.5 million more than the level of operating income stated in the Corporation’s financial statements. This additional adjusted operating income reflects $1.5 million of scheduled production included in the 2012 business plan which would have been recognized as operating income in 2012 but for the destruction of the shipments when the dock was flooded during Hurricane Sandy. The Committee exercised its discretion under the incentive plan to recognize this additional operating income for purposes of determining Mr. Paul’s Incentive Bonus Award because it did not believe it was equitable to punish Mr. Paul for an act of nature. In addition, it is expected that this scheduled order will be fulfilled in 2013 and the Committee intends to offset the Corporation’s operating income for 2013 by the $1.5 million recognized in connection with this shipment so Mr. Paul does not receive double credit for such amount.

Consequently, based on the adjusted operating income level, Mr. Paul earned an Incentive Bonus Award for 2012 equal to 29% of his annual base salary in effect on December 31, 2012, or $232,870. If the operating income had not been adjusted to include the additional $1.5 million, Mr. Paul’s Incentive Bonus Award would have been $188,705.

Actions Relating to 2013

In February 2013, the Committee approved an Incentive Bonus Plan for Mr. Paul for 2013 with a maximum potential payment of 40% of his annual salary based on the operating performance of the Corporation’s segments in 2013 in comparison to their approved business plans.

Discretionary Bonus Awards

Each year, the Chairman determines the amount of discretionary bonuses paid to our named executive officers who do not participate in the Incentive Bonus Plan described above. The bonuses are determined in a manner similar to the annual base salary adjustments, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman. The discretionary bonuses are also considered together with the base salary adjustments in ensuring that our executive officers are provided a competitive level of cash compensation each year, but the discretionary bonus portion provides flexibility to adjust total annual cash compensation to align with current performance (whereas a base salary adjustment is carried forward from year to year). For 2012, the following discretionary bonus awards were given to our named executive officers who did not participate in an Incentive Bonus Plan:

Name	Bonus Amount
Rose Hoover	$70,000
Robert F. Schultz	$65,000
Marliss D. Johnson	$50,000

ROLE OF OPTION GRANTS

In 2012, the Compensation Committee made grants of stock options under the 2011 Omnibus Incentive Plan to the Chairman and to the named executive officers and certain other key employees of the Corporation as recommended by the Chairman. Because the value of stock options is based on appreciation in the Corporation’s stock price, the Committee believes the use of stock options for executive officer long-term incentive awards is appropriate as it provides an incentive to increase stockholder value from the date of grant. The amount of the option grants to the named executive officers was determined in a manner similar to the annual base salary adjustments and discretionary bonus program, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman. The individual option grants to each named executive officer and the vesting and other material terms of the grants are set forth in the Grants of Plan-Based Awards table on page 15.

ONGOING AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements that enable our named executive officers to accrue retirement benefits as the executives continue to work for us and one that could provide severance benefits upon a change in control. These plans and agreements have been adopted and/or amended at various times over many years, and they are designed to be a part of a competitive compensation package. The plans and agreements described below do not include plans that are generally available to all of our salaried employees:

•

Supplemental Executive Retirement Plan (“SERP”)—We maintain a supplemental executive retirement plan, which is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under our tax qualified defined benefit retirement plan (“Plan”) as a result of limits imposed by the Internal Revenue Code. The SERP also provides additional payment rights and benefits in the event of a change in control. All of our named executive officers participate in the SERP. See the “Retirement Benefits” table and accompanying narrative for a description of the SERP.

•

Change in Control Agreements—We have change in control agreements with respect to each of our named executive officers so that our officers remain focused on the interests of the Corporation and the shareholders in the context of a potential change in control rather than their personal circumstances. Our agreements with executives provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within 24 months following a change in control. The change in control agreements are described under “Potential Payments Upon Termination or Change in Control” below.

TAX CONSIDERATIONS

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed in the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Corporation. While we believe that all compensation paid to our executives in 2012 was deductible, a portion of compensation paid in future years may not be deductible as a result of Section 162(m).

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

As discussed above, Mr. Paul determined the appropriate salary adjustments for named executive officers whose salaries were below an annual level of $275,000 and discretionary bonuses to be provided to named executive officers other than himself. Salary adjustments for named executive officers whose annual salaries exceed $275,000 are determined by the Board of Directors, upon recommendation of the Compensation Committee.

Share Ownership Guidelines for Chairman

We have a long-standing approach of compensating our most senior executives with stock options and encouraging retention of stock acquired through such awards or by market purchases. We believe retention of stock creates a long-term perspective and aligns the interests of our executives with those of our shareholders. In furtherance of this approach, beginning in 2012, the Board of Directors has established stock ownership guidelines for our Chairman requiring the Chairman to hold a minimum of 20,000 shares of the Corporation’s common stock, subject to certain exceptions for reasonable estate and tax planning and diversification purposes. The Chairman currently meets these guidelines. The Board of Directors will review these guidelines at least annually to evaluate whether they remain effective.

SUMMARY COMPENSATION TABLE

Summary compensation information for our named executive officers for 2012 is set forth in the following table:

(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
PEO—Robert A. Paul	2012	790,333		133,600	232,870	239,440	46,867	1,443,110
Chairman and Chief Executive Officer	2011	746,667		210,600	76,500	723,452	48,651	1,805,870
	2010	690,000		376,950	284,000	413,431	42,963	1,807,344

PFO—Marliss D. Johnson	2012	211,333	50,000	56,780		239,891	21,858	579,862
Vice President, Controller and Treasurer	2011	199,333	50,000	89,505		213,372	25,609	577,819
	2010	185,000	65,000	161,550		97,604	15,425	524,579

Rose Hoover	2012	273,667	70,000	76,820		440,057	30,080	885,624
Executive Vice President, Chief Administrative Officer and Corporate Secretary	2011	253,333	65,000	121,095		399,437	24,435	863,300
	2010	224,667	80,000	215,400		232,758	28,364	781,189

Robert F. Schultz	2012	255,667	65,000	76,820		218,619	35,107	651,213
Vice President and Senior Counsel	2011	241,333	65,000	121,095		359,428	34,845	821,701
	2010	224,667	80,000	215,400		245,562	28,995	794,624

(1)	The values set forth in this column are based on the aggregate grant date fair value of stock option awards granted to the individual during the applicable fiscal year computed in accordance with FASB Accounting Standards Codification Topic 718 (formerly FAS 123(R)). The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	The increase in value in 2011 is attributable to a change in mortality tables and a decrease in the discount rate from 5.75% to 5.00%. In 2012, the required mortality tables were again updated and the discount rate was further reduced to 4.25%.

(3)	Represents a medical expense reimbursement plan, personal use of a company provided vehicle and club memberships. None of the individual perquisite values exceeded the threshold of the greater of $25,000 or 10% of the total perquisites.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
Robert A. Paul (PEO)		120,450	200,750	321,200
Robert A. Paul (PEO)	5/3/2012				20,000	17.67	133,600
Marliss D. Johnson (PFO)	5/3/2012	N/A	N/A	N/A	8,500	17.67	56,780
Rose Hoover	5/3/2012	N/A	N/A	N/A	11,500	17.67	76,820
Robert F. Schultz	5/3/2012	N/A	N/A	N/A	11,500	17.67	76,820

(1)	The non-equity incentive bonus plan for 2012 covering Mr. Paul is more fully described under “Incentive Bonus Plan Awards” on page 11. The remaining named executive officers participate in a discretionary incentive plan described on page 13.

(2)	The “Threshold” amount in the above table represents the amount which could be earned under the 2012 incentive plan, assuming achievement of the minimum level of performance.

(3)	The “Target” is the amount payable if income from operations for the Corporation in its 2012 business plan were attained.

(4)	The “Maximum” amount in the above table represent the maximum capped amount which could be earned under the 2012 incentive plan, assuming achievement of the maximum level of performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information regarding outstanding equity awards at fiscal year-end:

	Option Awards/Stock Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date
Robert A. Paul	35,000.00	0	37.89/share	9/4/2018
	35,000.00	0	13.37/share	2/19/2019
	35,000.00	0	25.77/share	2/18/2020
	6,666.67	13,333.33	25.18/share	5/6/2021
	0	20,000	17.67/share	5/3/2022
Marliss D. Johnson	15,000.00	0	37.89/share	9/4/2018
	15,000.00	0	13.37/share	2/19/2019
	15,000.00	0	25.77/share	2/18/2020
	2,833.33	5,666.67	25.18/share	5/6/2021
	0	8,500	17.67/share	5/3/2022
Rose Hoover	20,000.00	0	37.89/share	9/4/2018
	13,334.00	0	13.37/share	2/19/2019
	20,000.00	0	25.77/share	2/18/2020
	3,833.33	7,666.67	25.18/share	5/6/2021
	0	11,500	17.67/share	5/3/2022
Robert F. Schultz	20,000.00	0	37.89/share	9/4/2018
	20,000.00	0	13.37/share	2/19/2019
	20,000.00	0	25.77/share	2/18/2020
	3,833.33	7,666.67	25.18/share	5/6/2021
	0	11,500	17.67/share	5/3/2022

Note: There are no Equity Incentive Plan Awards or Stock Awards so these columns have been omitted

(1)	Unexercisable options vest one-third on each of the first, second and third anniversaries for options expiring on 5/6/2021 and 5/3/2022.

OPTION EXERCISES AND STOCK VESTED

Name	Number of shares acquired on Vesting(#)	Value Realized on Vesting($)(1)
(a)	(b)	(c)
Robert A. Paul (PEO)	18,333	378,667
Marliss D. Johnson (PFO)	7,833	161,883
Rose Hoover	10,500	216,783
Robert F. Schultz	10,500	216,783

(1)	None of the NEOs exercised any options in 2012. The value realized on vesting is calculated by using the market value of the underlying shares on the vesting date.

RETIREMENT BENEFITS

As discussed above, the Corporation maintains a SERP for certain officers and key employees; that plan provides retirement benefits after completion of ten years of service and attainment of age 55. All named executive officers are participants in the SERP. The Corporation also maintains a tax-qualified defined benefit pension plan that covers all its regular employees, included each of the named executive officers. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five-year average earnings in the final ten years of service. Participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below in the “Potential Payments Upon Change in Control” section.

The following table summarizes certain information regarding the value of the retirement benefits accrued by our named executive officers under the Plan and the SERP:

Pension Benefits

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit(5) ($)		Payments During Last Fiscal Year ($)
Robert A. Paul—PEO (1)(2)	Plan SERP	48 48	$ $	2,460,433 2,125,409	247,999 0
Robert F. Schultz (3)	Plan SERP	31 31	$ $	1,802,145 395,596	0 0
Rose Hoover (4)	Plan SERP	33 33	$ $	1,449,425 533,212	0 0
Marliss D. Johnson—PFO	Plan SERP	13 13	$ $	238,502 679,471	0 0

(1)

Mr. Paul was past normal retirement age at December 31, 2012 and eligible for the benefits indicated above. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached. Mr. Paul is currently receiving $20,667 a month from the Plan.

(2)	Benefits shown in column (d) can only be received by participants following retirement in the form of monthly pension payments. A change of control could trigger a lump sum payment for benefits under the SERP.

(3)	Mr. Schultz is eligible for normal retirement as of December 31, 2012 and eligible for the benefits indicated above.

(4)	Ms. Hoover is eligible for early retirement as of December 31, 2012. Assuming a December 31, 2012 retirement, the present value of accumulated plan benefits is $1,150,373 for the Plan and $423,201 for the SERP.

(5)	The present value of accumulated retirement and SERP benefits was determined by using normal retirement age, the 2013 IRS Mortality Table for 2012, life annuity form of payment for the retirement plan and 50% joint and survivor for the SERP all calculated at a 4.25% discount rate. The rate for the prior year was 5.00%.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

The Corporation does not have any agreements or programs providing special severance or other benefits in the event of a termination of an executive officer prior to a change of control of the Corporation. The following is a description of the potential payments and benefits to which certain executive officers may be entitled following a change of control of the Corporation. Mr. Paul has a two-year contract (which automatically renews for a one-year period unless the Corporation chooses not to extend) providing for compensation equal to five times his annual compensation in the event his employment is terminated by the Corporation without cause or he resigns for good reason within 24 months following a change of control of the Corporation, as well as the right to equivalent office space and secretarial help for a period of one year after a change in control. All vice presidents, including our remaining named executive officers, and one other employee have two-year contracts (which automatically renew for one-year periods unless the Corporation chooses not to extend) providing for three times their annual compensation in the event their employment is terminated by the Corporation without cause or for good reason by the employee within 24 months following a change of control. All of the contracts provide for the continuation of employee benefits for three years for Mr. Paul and two years for the others and the right to purchase the leased car used by the covered individual at the Corporation’s then book value. In addition, all outstanding stock options are deemed vested and exercisable in the event of a change of control of the Corporation. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP, if applicable.

The following circumstances would trigger payments under these agreements if, following these events, the individual’s employment is terminated within 24 months following these events and if the termination was not for cause or because of death, disability or by the individuals without good reason:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If for two consecutive years there ceases to be a majority of the Board of individuals who at the beginning of the period were Board members, other than a new director whose election was approved by a vote of 2/3 of directors then still in office who were directors at beginning of the period or whose election or nomination for election was previously approved;

•

If the shareholders approve a merger or consolidation in which the Corporation’s common stock is converted into shares of another corporation or cash or other property or the Corporation’s common stock is not converted but 40% of the surviving corporation in the merger is owned by shareholders other than those who owned the Corporation’s common stock prior to merger;

•	If there occurs any transaction which results in the Corporation’s common stock no longer being publicly traded; or

•	If the shareholders of the Corporation approve a plan of complete liquidation or agreement for sale or disposition of substantially all assets followed by distribution of proceeds to shareholders.

The thresholds for triggering payments under these contracts were selected because the corporation wanted to include all reasonable circumstances that could be considered a “change of control”.

If one of the above events took place on December 31, 2012, the estimated payments and benefits that would be payable by the Corporation to the named executive officers would be as summarized in the following table:

Potential Payments upon Termination following a Change in Control

Name	Compensation(1) $	Office and Secretary $	Benefit Continuation(2) $	SERP(3) $	Accelerated Option Vesting(4) $	Total $
Robert A. Paul	4,397,500	53,216	99,279	2,371,320	46,200	6,967,515
Rose Hoover	1,029,000		59,888	1,708,773	26,565	2,824,226
Marliss D. Johnson	795,000		59,130	1,873,820	19,635	2,747,585
Robert F. Schultz	975,000		59,668	445,666	26,565	1,506,899

(1)	The amount of compensation for Mr. Paul represents five times his base salary and bonus paid for the prior year. The compensation amount for the remaining named executive officers is three times their base salary and bonus paid for the prior year.

(2)	The amounts in the table for Benefit Continuation represent the value of 36 months of company provided health, dental, disability, life insurance and other similar benefits for Mr. Paul and 24 months for the remaining named executive officers.

(3)	Represents the acceleration in the vesting of the retirement benefit (from the required 55/10 to 5 years of service with no age requirement). In addition, the value of retirement benefits is paid in the form of a lump sum.

(4)	All named executive officers also have options outstanding with an exercise price greater than the market value on December 31, 2012. Therefore those options have no value upon a change of control.

DIRECTORS’ COMPENSATION

In 2012, our non-employee directors were compensated by payment of an annual $50,000 cash retainer and annual stock award valued at $25,000, a meeting fee of $2,500 for each Board meeting attended, $2,000 for each Audit Committee meeting attended in person and a meeting fee of $1,500 for all other committee meetings attended in person. Fees for attendance by telephone were $1,000 for Audit Committee meetings and $500 for all other committee meetings. In recognition of additional required service and responsibility, the Chairman of our Audit Committee received an additional annual retainer of $6,000 and the non-employee chairs of our other committees received an additional $2,000 retainer. The Lead Director received an additional $4,000 for the year. Each non-employee director is also entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel and attendance at Board and Board committee meetings. Such expense reimbursements are not reflected in the Director Compensation Table below.

The following table sets forth certain information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2012. Other directors who are employed by the Corporation are not given additional compensation for their services as directors.

(a)	(b)	(g)	(h)
Name	Fees earned or paid in cash(1) ($)	All Other Compensation(2) ($)	Total ($)
Carl H. Pforzheimer, III (3)	87,000	25,000	112,000
William K. Lieberman (4)	84,500	25,000	109,500
Robert J. Appel (5)	84,500	25,000	109,500
Paul A. Gould (6)	84,500	25,000	109,500
Leonard M. Carroll	83,000	25,000	108,000
Ernest G. Siddons	72,000	25,000	97,000
Stephen E. Paul	71,000	25,000	96,000
Laurence E. Paul	71,000	25,000	96,000

(1)	The primary reason why certain directors received more fees in 2012 than others is because of their membership on various committees which resulted in additional meeting fees being paid to those directors.

(2)	Each non-employee director received an annual stock award valued at $25,000. This award reflects the grant of 1,415 shares of our common stock to each non-employee director under the terms of the Ampco-Pittsburgh Corporation 2011 Omnibus Incentive Plan. The value is based on the aggregate grant date fair value of the stock award computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions made in calculating the grant date fair value are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Chairman of Audit Committee.

(4)	2012 Lead Director.

(5)	Chairman of Compensation Committee.

(6)	Chairman of Nominating and Governance Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and, as applicable, the Corporation’s proxy or information statement.

Robert J. Appel, Chairman

Paul A. Gould

William K. Lieberman

Carl H. Pforzheimer, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2012, the Compensation Committee was comprised of Robert J. Appel (Chairman), Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III. None of those individuals has ever been an officer or employee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in the Corporation’s Corporate Governance Guidelines, which are available on the Corporation’s website at www.ampcopittsburgh.com. Under these policies and procedures, the Corporation’s management is responsible for determining whether a particular transaction should be referred to the Nominating and Governance Committee for consideration. The Nominating and Governance Committee then determines whether to approve, ratify, revise the terms of, reject the transaction or refer the transaction to the full Board or another appropriate committee of the Board for approval or ratification. The policy and procedures apply to transactions involving an amount in excess of $120,000 in which a related person has a direct or indirect material interest. The policy and procedures generally do not apply to employment matters (except employment of an executive officer who is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions, transactions such as payment of dividends where all shareholders receive the same proportional benefits and transactions involving competitive bids.

In 2012, the Corporation bought industrial supplies from a subsidiary of The Louis Berkman Company in transactions in the ordinary course of business amounting to approximately $1,538,051. Additionally, The Louis Berkman Company paid the Corporation $253,000 for certain administrative services. Robert A. Paul is an officer and director of that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will also take place in 2013.

The purchase of industrial supplies from a wholly-owned subsidiary of The Louis Berkman Investment Company follows a competitive bid process which includes several non-related vendors after which annual contract awards are made to the lowest bidder by the purchasing executive at each of the Corporation’s subsidiary companies. The administration services are provided under an agreement to provide such services for fees which are subject to annual review including an increase to cover inflation in the costs of the Corporation.

Following his retirement as President in April 2009, the Corporation entered into a Consulting Agreement with Ernest G. Siddons for a term of three years from the date of his retirement and renewed the term of that Agreement in 2012 for an additional year. The current agreement primarily provides for compensation of $120,000 per year and the same medical benefits provided to him prior to his retirement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards, No. 61), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountants their independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees to the Corporation by Deloitte & Touche LLP:

	2012	2011
Audit fees (a)	$733,270	$748,055
Audit-related fees (b)	31,010	28,035
Tax fees (c)	1,000	107,081
All other fees	—	—

Total (d)	$765,280	$883,171

(a)	Fees for audit services related primarily to the audit of the Corporation’s annual consolidated financial statements and its internal control over financial reporting.

(b)	Fees for audit-related services related primarily to the audits of the Corporation’s employee benefit plans.

(c)	Fees for services provided in connection with tax planning and advice.

(d)	The Audit Committee approved all fees in the years reported.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC. All services provided by Deloitte & Touche LLP and reflected in the table above were approved by the Audit Committee in accordance with the policy described below.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services (the “Policy”) provided by the Corporation’s independent auditor. According to the Policy, the Corporation’s independent auditor may not provide the following services to the Corporation:

•

maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•

provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•

design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Policy is reviewed and approved annually by the Board of Directors.

Carl H. Pforzheimer, III (Chairman)

Robert J. Appel

Leonard M. Carroll

Paul A. Gould

William K. Lieberman

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

(PROPOSAL 3)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed Deloitte & Touche LLP (“D&T”) as the Corporation’s independent registered public accounting firm for 2013. Shareholder ratification of the selection of D&T as the Corporation’s independent registered public accounting firm is not required by the Corporation’s Articles of Incorporation as amended, or Amended and Restated By-laws. The Corporation is submitting the selection of D&T to the shareholders for ratification because the Board of Directors considers it to be the best practice in corporate governance to do so. Even if the shareholders ratify the Audit Committee’s appointment of independent accountants, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Corporation and its shareholders. If the shareholders do not ratify the appointment of D&T, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but D&T may still be retained.

Representatives of D&T are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF D&T AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

SHAREHOLDER PROPOSALS FOR 2014

Any shareholder who wishes to place a proposal before the 2014 Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not later than November 19, 2013 to have it considered for inclusion in the proxy statement for the Annual Meeting in 2014.

If a shareholder otherwise wishes to propose proper business from the floor for consideration at the 2014 Annual Meeting, the Corporation’s Amended and Restated Bylaws provide that (i) the shareholder must notify the Corporation’s Secretary in writing, (ii) the shareholder’s notice must be received at the Corporation’s executive offices not earlier than January 2, 2014 and not later than February 1, 2014 and (iii) the shareholder’s notice must contain the specific information set forth in the Corporation’s Bylaws. These requirements apply only to matters to be brought before the 2014 Annual Meeting which have not been submitted for possible inclusion in the Corporation’s 2014 proxy materials.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

AMPCO-PITTSBURGH CORPORATION 600 GRANT STREET SUITE 4600 PITTSBURGH, PA 15219

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

IF YOU CHOOSE TO CUMULATE VOTES FOR DIRECTORS YOU MUST VOTE BY MAIL.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53920-P35597                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMPCO-PITTSBURGH CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
Vote on Directors
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Leonard M. Carroll
	02)	Laurence E. Paul
	03)	Ernest G. Siddons

Vote on Proposals								For	Against	Abstain

2.	To approve, in a non-binding vote, the compensation of the named executive officers.							☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2013.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” All OF THE NOMINEES LISTED IN ITEM 1; A VOTE “FOR” ITEM 2 AND A VOTE “FOR” ITEM 3.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right, multiply the number of shares held by you by three and vote the result for the nominees listed in any proportion, then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be Held on May 2, 2013:

The Notice and Proxy Statement and the 10-K Wrap of the Corporation are available at

http://www.Ampcopittsburgh.com/financial.html; and

The Notice and Proxy Statement and 10-K Wrap are also available at www.proxyvote.com.

M53921-P35597

AMPCO-PITTSBURGH CORPORATION

Annual Meeting of Shareholders May 2, 2013 10:00 AM

The undersigned hereby appoints Rose Hoover and Robert A. Paul and each of them, as proxies with full power of substitution to vote, as specified on the reverse side, the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duquesne Club, in the Adams Room, 4th Floor, 325 Sixth Avenue, Pittsburgh, PA, on Thursday, May 2, 2013, at 10:00 a.m., and any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY); FOR PROPOSAL 2 AND FOR PROPOSAL 3. THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

CUMULATE ____________________________________________________________________________________ ________________________________________________________________________________________
(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)